UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________

SCHEDULE 14A

(Rule 14a-101)

__________________

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240-14a-12

SENSUS HEALTHCARE, INC.

__________________________________________________________________

(Exact name of Registrant as specified in its charter)

__________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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2022 Annual Meeting
of Stockholders

The accompanying proxy materials are being made available beginning on or around April 29, 2022 to all stockholders entitled to vote. The Sensus Healthcare Annual Report on Form 10-K for the year ended December 31, 2021, which includes our financial statements, is being made available with this Proxy Statement.

Notice of Annual Meeting of Stockholders
Time and Date 9:00 a.m., Eastern Time, on Friday, June 3, 2022

Items of Business

1)      To elect two Class I directors to serve for a two-year term expiring at the 2025 Annual Meeting of Stockholders;

2)      To approve, on an advisory basis, the compensation of the Named Executive Officers identified in the Summary Compensation Table in the Proxy Statement;

3)      To approve, on an advisory basis, the frequency of future advisory votes on executive compensation;

4)      To ratify the appointment of Marcum LLP as our independent registered public accounting firm for the 2022 fiscal year; and

5)      To transact other business properly coming before the meeting or any postponement or adjournment of the meeting.

Place Opal Grand Oceanfront Resort & Spa 10 North Ocean Boulevard Delray Beach, FL 33483
Record Date You can vote your shares if you were a stockholder of record at the close of business on April 12, 2022.

Financial Statements

The Company’s Annual Report on Form 10-K for the year ended December 31, 2021 is included in the package containing this Proxy Statement. The Form 10-K includes the Company’s audited financial statements and notes for the year ended December 31, 2021, and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Voting

Even if you plan to attend the Meeting, please provide us your voting instructions in one of the following ways as soon as possible:

Follow the instructions on the proxy card to vote online;
Use the toll-free number on the proxy card to vote telephonically; or
Mark, sign, date, and return the proxy card or the voting instruction form you receive from your broker, trustee, or other nominee.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 3, 2022. The Proxy Statement and the Annual Report are available at: www.proxyvote.com.

By order of the Board of Directors,

April 29, 2022	Michael Sardano
Boca Raton, Florida	President, General Counsel and Corporate Secretary

i

Proxy Statement

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Sensus Healthcare, Inc., a Delaware corporation, of proxies to be voted at our 2022 Annual Meeting of Stockholders and at any adjournments or postponements of the Annual Meeting.

We will hold our 2022 Annual Meeting at 9:00 a.m., Eastern Time, Friday, June 3, 2022, at the Opal Grand Oceanfront Resort & Spa, 10 North Ocean Boulevard, Delray Beach, Florida 33483.

To conduct the business of the Annual Meeting, we must have a quorum. The presence in person or by proxy of at least a majority of the shares entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions, broker non-votes, and votes withheld from director nominees will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. In the absence of voting instructions from the beneficial owner of the shares, brokers and nominees will not have discretionary authority to vote the shares at the Annual Meeting in the election of directors, but will have discretionary authority to vote on the ratification of the appointment of our independent public accounting firm for the fiscal year ending December 31, 2022.

According to our Bylaws, the outcomes of each matter to be voted on at the Annual Meeting will be determined as follows:

Election of Directors.    A nominee will be elected to our Board in an uncontested election if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election. Abstentions and broker non-votes do not count as votes “for” or “against” and, therefore, have no effect on the outcome of the voting. As the election of directors at the Annual Meeting is uncontested, each nominee will be elected if he or she receives a majority of the votes cast by the holders of our common stock at the Annual Meeting. If stockholders do not re-elect a nominee who is already a director, Delaware law provides that the director continues to serve on the Board as a “holdover director.” We do not allow cumulative voting in the election of directors.

Advisory Votes on Executive Compensation and the Frequency of Future Advisory Votes on Executive Compensation, Ratification of the Appointment of the Independent Public Accounting Firm, and Other Matters.    The outcome of the advisory votes on executive compensation, and the votes on the ratification of the appointment of our independent public accounting firm and all other matters submitted for a vote will be determined by a majority of votes cast affirmatively or negatively. As a result, abstentions and broker non-votes will not affect the outcome of votes on these matters.

Voting Information

Who can vote?

All stockholders of record at the close of business on the record date of April 12, 2022 are entitled to receive these proxy materials and to vote at the Annual Meeting. On that date, there were 16,677,548 shares of our common stock outstanding and entitled to vote.

What is the distinction between holding shares as a stockholder of record and as a beneficial owner?

Some of our stockholders hold their shares through a broker, trustee, or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and shares owned beneficially.

•        Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are considered the “stockholder of record” of those shares. As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote at the Annual Meeting.

•        Beneficial Owner.    If your shares are held in a brokerage account, by a trustee, or by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not attend or vote these shares at the Annual Meeting unless you obtain a “legal proxy,” as discussed below.

If you are not a stockholder of record, please understand that we may not know that you are a stockholder, or how many shares you own.

How do I vote as a stockholder of record?

As a stockholder of record, you may vote by one of the following four methods:

•        Internet Voting.    You will be able to vote your shares via the Internet and confirm that your vote has been properly recorded. Please see your proxy card or notice for specific instructions.

•        Telephone Voting.    You may vote your shares by using the toll-free number listed on the proxy card. This procedure also allows you to vote your shares and to confirm that your vote was recorded. Please see your proxy card for specific instructions.

•        Voting By Mail.    You may sign, date, and mail your proxy card in the postage-paid envelope provided.

•        Voting at the Annual Meeting.    You may vote at the Meeting.

How do I vote as a beneficial owner?

If your shares are held through a broker, bank, trustee or other nominee, you will receive a request for voting instructions with respect to your shares from the broker, bank, trustee or other nominee. You should respond to the request for voting instructions in the manner specified by the broker, bank, trustee or other nominee. If you have questions about voting your shares, you should contact your broker, bank, trustee or other nominee.

If you hold your shares through a broker, bank, trustee or other nominee and you wish to attend and/or vote at the Annual Meeting, you will need to obtain a legal proxy. You must request a legal proxy through your broker, bank, trustee or other nominee. Please note that if you request a legal proxy, any proxy with respect to your shares previously executed by your broker, bank, trustee, or other nominee will be revoked and your vote will not be counted unless you vote at the Annual Meeting or legally appoint another proxy to vote on your behalf.

What is the deadline for voting my shares?

If you hold shares as the stockholder of record, then your vote by proxy must be received before 11:59 p.m., Eastern Time, on June 2, 2022 (the day before the Annual Meeting). If you are the beneficial owner of shares held through a broker, trustee, or other nominee, please follow the instructions provided by your broker, trustee, or other nominee.

Where can I find the stockholder voting results?

We will announce preliminary voting results at the Annual Meeting and publish preliminary and, if available, final voting results in a current report on Form 8-K filed within four business days of our Annual Meeting.

Proposal 1 — Nominees for Election as Directors

Director Nominating Process

The Nominating and Corporate Governance Committee, comprised solely of independent directors, is responsible for identifying potential directors, reviewing each potential nominee’s qualifications, and recommending director nominees to the Board for its consideration. To fulfill these responsibilities, the Committee annually assesses the requirements of the Board and makes recommendations to the Board regarding its size, composition, and structure. In determining whether to nominate an incumbent director for reelection, the Committee evaluates each incumbent director’s continued service in light of the current assessment of the Board’s requirements.

When the need to fill a new Board seat or vacancy arises, the Committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, which may include engaging an outside search firm or considering recommendations from stockholders, current directors, and executive officers. The Committee reviews the qualifications of each potential candidate, which may include the candidate’s integrity, character, independent judgment, breadth of experience, insight, knowledge and business acumen, as well as whether the potential candidate is independent, as that term is defined in the Nasdaq Stock Market listing standards. Leadership skills and executive experience, expertise in medical technology or devices, medical knowledge, financial and accounting knowledge, prior experience in our core markets, expertise in capital markets, strategic planning and marketing expertise, among others, may also be among the relevant selection criteria. The Committee strives to maintain a Board that reflects a diversity of experience and personal backgrounds (see the Board Diversity Matrix below). The selection criteria may vary over time depending on the needs of the Board.

Board Diversity Matrix As of April 29, 2022
Total Number of Directors	6
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	1	5
Part II: Demographic Background
White	1	5

Final candidates are generally interviewed by one or more Committee members. The Committee makes a recommendation to the Board based on its review, the results of interviews with the candidates, and all other available information. The Board makes the final decision on whether to invite a candidate to join the Board based on the totality of the merits of each candidate rather than any specific or minimum qualifications or attributes. The Board-approved invitation is extended by the Chairman of the Board.

Independent Directors

Our common stock is listed on the Nasdaq Capital Market. Nasdaq requires that a majority of our directors be “independent,” as defined by Nasdaq’s rules. Generally, a director does not qualify as an independent director if the director or a member of a director’s immediate family has had in the past three years certain relationships or affiliations with us, our external or internal auditors, or other companies that do business with us. Based on these rules, our Board has affirmatively determined that Ms. Cornish and Messrs. Heinrich, McCall, Petrelli and O’Rear are independent and that Mr. Sardano, our CEO, is not independent.

Director Recommendations by Stockholders

The Committee will consider recommendations for director nominees from stockholders made in writing and addressed to the attention of the Chairman of the Nominating and Corporate Governance Committee, care of the Corporate Secretary, Sensus Healthcare, Inc., 851 Broken Sound Parkway, NW #215, Boca Raton, FL 33487. Stockholders making recommendations for director nominees to the Committee should provide the information set forth in our Bylaws.

To be considered, stockholder recommendations with respect to director nominees to be held at an annual meeting must be received no earlier than 120 days and no later than 90 days prior to the anniversary the prior year’s annual meeting. Recommendations with respect to an election of directors to be held at a special meeting called for that purpose must be received no earlier than 120 days and no later than 90 days prior to the date of the special meeting. Recommendations meeting these requirements will be brought to the attention of the Board. Candidates for director recommended by stockholders are afforded the same consideration as candidates for director identified by our directors, executive officers, or search firms, if any, employed by us. For directions regarding the submission of recommendations with respect to the election of directors to be held at our 2022 annual meeting, please see “Stockholder Proposals” below.

Election of Directors

The Board is divided into three classes, designated Class I, Class II, and Class III. The directors in each class are elected for terms of three years or until their successors are duly elected and qualified. We believe this classified board structure is appropriate for the Company. Obtaining a three-year commitment from our directors assists us in retaining highly qualified directors who have experience and familiarity with our business. We believe that such long-term institutional knowledge benefits Sensus and enables the Board to better consider and provide long-term strategic planning.

At the Annual Meeting, stockholders will elect two Class I directors for terms ending at the 2025 Annual Meeting. The Board proposes the nominees set forth below for election as directors at the Annual Meeting. Unless instructed otherwise, the designated proxies will vote each properly delivered proxy for the election of each of the nominees as director.

If a nominee is unable to serve, the shares represented by all valid proxies that have not been revoked will be voted for the election of a substitute nominee selected by the Board, or the Board may by resolution reduce the size of the Board to eliminate the resulting vacancy. At this time, the Board knows of no reason why any nominee might be unable to serve. All nominees are currently serving as directors.

The Board currently consists of six members. If the director nominees are elected, the Board will have no vacancies.

The following paragraphs provide information as of the date of this Proxy Statement about each nominee and each incumbent director not standing for re-election. While the following paragraphs note certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole, we also believe that all of our nominees and incumbent directors have demonstrated integrity, honesty, and adherence to high ethical standards, as well as strong leadership skills, business acumen, an ability to exercise sound judgment, and a commitment of service to our stockholders.

Nominees to Serve as Class I Directors for a Three-Year Term Expiring in 2025

Independent Director Age: 75 Director since: 2012 Board committees: Audit and Nominating and Corporate Governance Other current public company boards: None

JOHN HEINRICH

Dr. Heinrich’s experience over the past 25 years includes service as Chief Executive Officer of PhoenixNMR LLC, a provider of probes for solid state nuclear magnetic resonance (since 2014); Managing Partner of Kansas Analytical Services, a provider of analytical services (since 2007); Chief Executive Officer of Acuitas Medical Ltd., a developer of MRI software (from 2006 to 2010 and April 2013 to March 2016); a partner in Revolution NMR LLC, a provider of components and accessories for solid state NMR (since 2004); President and Chief Operating Officer of Meretek Diagnostics Inc., a developer and marketer of medical diagnostics (from 2001 to 2004); President and Chief Executive Officer of Otsuka Electronics USA Inc., a developer and marketer of medical and scientific equipment (from 1994 to 1999); President and Chief Operating Officer of Summit World Trade, a diversified group of healthcare and technology companies (from 1991 to 1994); and President and Chief Operating Officer of Technomed International USA Inc., a developer and marketer of therapeutic technology (from 1988 to 1990). Mr. Heinrich has a Ph.D. in Metallurgical Engineering from the University of Notre Dame. Given Dr. Heinrich’s substantial involvement in the development and management of a wide range of diagnostic imaging, therapeutic, medical diagnostic, and scientific instrument companies for more than 25 years, our Board believes that he is qualified to serve as a director.

Non-Employee Director Age: 69 Director since: 2016 Board committees: Audit Committee Other current public company boards: Ring Energy, Inc.

ANTHONY PETRELLI

Mr. Petrelli has served as President, Chairman of the Board, and Director of Investment Banking of NTB Financial Corporation (formerly Neidiger, Tucker, Bruner, Inc.), a Denver, Colorado-based financial services firm founded in 1977. Beginning his career in 1972, Mr. Petrelli has had extensive experience in the areas of management, operations, trading, and corporate finance. Mr. Petrelli is a member of the Board of Directors of Ring Energy, Inc. and owner of Equinox Counseling LLC. He has served on numerous regulatory and securities industry committees, including service on the FINRA Corporate Finance Committee, the NASD Small Firm Advisory Board and as Chairman of the FINRA District Business Conduct Committee, District 3. Mr. Petrelli received his Bachelor of Science in Business (Finance) and his Master of Business Administration (MBA) from the University of Colorado and a Master of Arts in Counseling from Denver Seminary. Given Mr. Petrelli’s substantial experience in corporate finance, our Board believes that he is qualified to serve as a director.

The Board recommends a vote “FOR” the nominees.

Continuing Directors

We have two directors continuing in office as Class II Directors, with terms expiring at the 2023 Annual Meeting of Stockholders:

Independent Director Age: 75 Director since: 2015 Board committees: Audit, Compensation, and Corporate Governance and Nominating Other current public company boards: None

WILLIAM McCALL

Mr. McCall is currently Managing Director of Heritage Advisory Group, a financial advisory practice of Ameriprise Financial Services Inc., and has worked in such capacity since 2014. Mr. McCall also currently serves as Partner of Investors Capital Alliance LLC (since 2009), a consulting company; Chief Executive Officer of WMW Partners LLC (since 2009), an SEC-registered investment adviser; and member of Pandora Mineral Resources LLC (since 2015). Mr. McCall has a B.S. in business administration from the University of Tennessee and also earned his Chartered Wealth Advisor® designation through the Michigan State University Estate and Wealth Management Institute. In light of Mr. McCall’s substantial experience as a financial advisor and portfolio manager for over 49 years, our Board believes that he is qualified to serve as a director.

Non-Employee Director Age: 37 Director since: 2021 Board committees: None Other current public company boards: None

MEGAN CORNISH

Megan Cornish is the Vice President of Communications, Government Affairs and Corporate Secretary of Moth+Flame, a provider of immersive learning experiences for enterprise scale customers. In her role, she developed, led and executed a go-to-market strategy for the company’s commercial business market and organized and led the launch of the company’s partnership with the National Urban League to create virtual reality training on diversity, equity, and inclusion. From 2016-2020, Megan served as the Vice President of External Affairs and Corporate Secretary of FoodMaven Corporation. Ms. Cornish is a founding board member of the Upcycled Food Association and Upcycled Food Foundation, which were formed in 2019 to influence sustainable practices in the food industry. From 2019-2021, Megan was on the ReFED Expert Network as an industry leader in sustainability and food and beverage. As a lobbyist and consultant since 2013, Megan has advised a broad range of companies in a variety of industries including virtual reality, food and beverage, health, technology, and communications. In 2013, Ms. Cornish served as Legislative Assistant to Representative Tim Holden (PA), who was a member of the U.S. Committee on Agriculture. Previously, Ms. Cornish handled immigration, science and technology, homeland security and animal rights issues, and special projects as a Legislative Correspondent and Legislative Assistant for Congressman Ed Towns (NY) while he was Chairman of the US House Committee on Oversight and Government Reform. Ms. Cornish received a B.A. in political science from Colorado College and an M.A. in global security from Johns Hopkins University. She is a certified yoga instructor and certified sailboat captain.

We also have two directors continuing in office as Class III Directors, with terms expiring at the 2024 Annual Meeting of Stockholders:

Independent Director Age: 74 Director since: 2012 Board committees: Audit, Compensation, and Corporate Governance and Nominating Other current public company boards: None

SAMUEL O’REAR

Mr. O’Rear is the founder of The Innovation Group, Inc., which provides commercialization services to healthcare companies. Since 1990, Mr. O’Rear has been the CEO and Senior Partner of Total Innovation Group, Inc. From 1990 to 1991, Mr. O’Rear served as the Chief Operating Officer of Medical Imaging Centers of America. From 1976 to 1990, Mr. O’Rear worked for GE Healthcare, where he was promoted from sales management, financing/asset management, and marketing positions to Vice President, General Manager. From 1974 to 1976, Mr. O’Rear worked for Siemens Medical Systems, as sales representative. Mr. O’Rear also served as the clinician in the ancillary services of the UAB Health System from 1970 to 1974. Mr. O’Rear has a Bachelor of Science from the University of Alabama and attended the Marketing Development Program at Northwestern University. In light of Mr. O’Rear’s 40 years of experience in the healthcare industry as a clinician, a sales and marketing director, general manager, and as the owner or principal in several healthcare services businesses, our Board believes that he is qualified to serve as a director.

Chairman and CEO Age: 69 Director since: 2010 Board committees: None Other current public company boards: None

JOSEPH C. SARDANO

Mr. Sardano is our co-founder and has been our Chief Executive Officer and Chairman of the Board since our inception in 2010. Mr. Sardano has over 40 years of experience in the healthcare industry. From 2008 to 2009, Mr. Sardano served as Chief Commercial Officer of Xoft, Inc., an electronic brachytherapy medical device company. From 2005 to 2008, Mr. Sardano served as managing partner and healthcare consultant for Molecular Imaging Ventures. From 2002 to 2005, Mr. Sardano served as Sr. Vice President of Global Sales and Marketing of CTI Molecular Imaging and Pet Net Pharmaceuticals, a developer of imaging and isotope solutions for the healthcare industry acquired by Siemens Medical Solutions, of which Mr. Sardano served as Vice President in 2005. From 1998 to 2002, Mr. Sardano served as Americas Sales Manager for Functional Imaging at GE Medical Systems. From 1997 to 1998, Mr. Sardano served as Vice President of Sales and Marketing for Elscint Inc., a developer and manufacturer of medical imaging solutions, including nuclear medicine, computed tomography magnetic resonance imaging, and x-ray scanners, the imaging activities of which were sold to GE Medical Systems in 1999. From 1991 to 1995, Mr. Sardano served as Region Sales Manager of Toshiba America Medical Systems. Mr. Sardano also currently serves as a board member for Birch BioMed, a Canadian company, as well as a board member for BioFlorida, which promotes Florida based healthcare companies and technologies. Mr. Sardano has a Bachelor of Arts degree from Concordia University in Montreal, Canada, as well as several Business Certificates from McGill University School of Management. Our Board believes that Mr. Sardano’s breadth of experience with and leadership of the introduction and commercialization of new technologies and services within the healthcare industry qualifies him to serve as our President, Chief Executive Officer and Chairman of the Board.

Board and Committee Governance

Corporate Governance

We believe that good governance promotes the long-term interests of our stockholders and strengthens Board and management accountability. Our Board has adopted Corporate Governance Guidelines that set forth expectations for our Company. You may view a copy of our Corporate Governance Guidelines on our website (www.sensushealthcare.com). Selected policies from our Corporate Governance Guidelines are set forth below.

Board structure and process

Our Board oversees our business, property, and affairs pursuant to the Delaware General Corporation Law and our Certificate of Incorporation and Bylaws. Members of our Board are kept informed of our business through discussions with our executive management team, by reviewing materials provided to them, and by participating in Board and committee meetings. During 2021, our Board held five meetings. Each incumbent director attended at least 80% of the aggregate number of meetings of the Board and Committees on which he or she served.

Role of the Board and Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and how our management monitors and controls these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Nominating and Corporate Governance Committee monitors compliance with legal and regulatory requirements and the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper conduct. Our Nominating and Corporate Governance Committee is also responsible for overseeing our risk management efforts generally, including the allocation of risk management functions among our Board and its committees. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Audit Committee periodically reviews the general process for the oversight of risk management by our Board.

Board Leadership Structure

The Board has no policies with respect to separating the positions of Chairman and Chief Executive Officer or whether the Chairman should be a member of management or a non-management director, and believes that these are matters that should be discussed and determined by the Board from time to time. The independent directors annually elect a Chairman of the Board, who may or may not be the Chief Executive Officer of the Company, based on the recommendation of the Nominating and Corporate Governance Committee. Currently, Mr. Sardano serves as both our Chairman and CEO. Given that Mr. Sardano is tasked with the responsibility of implementing our corporate strategy, we believe he is best suited for leading discussions regarding performance relative to our corporate strategy, and these discussions represent a significant portion of our Board meetings. Under our Corporate Governance Guidelines, the independent directors may also elect a lead independent director when the Chairman and CEO roles are combined. Our independent directors have not elected a lead independent director.

Executive Sessions

Executive sessions or meetings of non-employee directors without management present are held regularly to review the criteria upon which the performance of the CEO and other executive officers is based, the performance of the CEO and other executive officers against such criteria, the compensation of the CEO and other executive officers, and any other relevant matters.

Director Service on Other Public Boards

Directors, other than the CEO, may not serve on the boards of more than four other public companies in addition to our Board. The CEO may not serve on more than one board of another public company in addition to our Board.

Change in Director Occupation

Any director who experiences a material change in his or her job responsibilities or in the principal occupation he or she held when he or she joined the Board must deliver advance, written notice of such change in status to the Nominating and Corporate Governance Committee. The Committee will then evaluate whether the director will continue to satisfy our director criteria in light of his or her new occupational status and will recommend to the Board the action, if any, to be taken with respect to such director, which may include, without limitation, requiring the director to resign or not accept the other position.

Director Attendance at Annual Meeting of Stockholders

We encourage but do not require all directors, as well as nominees for election as director, to attend the Annual Meeting of Stockholders. None of our directors (other than Mr. Sardano) attended the 2021 Annual Meeting.

Stockholder Communications

Our Board provides for a process by which stockholders may communicate with the Board, a Board committee, the independent directors as a group, or individual directors. Stockholders who wish to communicate with our Board, a Board committee, or any other directors or individual directors may do so by sending written communications addressed to the Board, a Board committee, or such group of directors or individual directors to the following address:

Sensus Healthcare, Inc.
c/o Corporate Secretary
851 Broken Sound Parkway, NW #215
Boca Raton, FL 33487

Communications will be compiled by our Corporate Secretary and submitted to the Board, a committee of the Board, or the appropriate group of directors or individual directors, as appropriate, at the next regular meeting of the Board. The Board has requested that the Corporate Secretary submit to the Board all communications received related to Board duties and responsibilities and that advertisements, solicitations, and other material unrelated to the Board’s duties and responsibilities not be submitted.

Code of Ethics and Business Conduct

The Board has adopted a Code of Ethics and Business Conduct applicable to our directors, our Chief Executive Officer, and all other employees, including our financial and accounting officers, which may be viewed at our website (www.sensushealthcare.com), or, upon written request, without charge, to:

Sensus Healthcare, Inc.
c/o Corporate Secretary
851 Broken Sound Parkway, NW #215
Boca Raton, FL 33487

Board Committee Membership

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee

The Audit Committee assists the Board in its oversight of:

•   appointing, compensating, retaining, evaluating, terminating and overseeing our independent auditor;

•   discussing with our independent auditor its independence from management;

•   reviewing with our independent auditor the scope and results of its audit;

•   approving all audit and permissible non-audit services to be performed by our independent auditor;

•   overseeing the financial reporting process and discussing with management and our independent auditor the interim and annual financial statements that we file with the SEC;

•   reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•   establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal control or auditing matters; and

•   reviewing and approving related person transactions.

Our Board has determined that Mr. O’Rear is an “audit committee financial expert” as defined under applicable SEC rules.

The Compensation Committee assists the Board in its oversight of:

•   annually reviewing and approving our goals and objectives for executive compensation;

•   annually reviewing and approving for the chief executive officer and other executive officers (1) the annual base salary level, (2) the annual cash incentive opportunity level, (3) the long-term incentive opportunity level, and (4) any special or supplemental benefits or perquisites;

•   reviewing and approving employment agreements, severance arrangements and change of control agreements for the chief executive officer and other executive officers, as appropriate;

•   making recommendations and reports to the Board concerning matters of executive compensation;

•   reviewing compensation plans, programs and policies;

•   handling such other matters that are specifically delegated to the committee by the Board from time to time.

The Corporate Governance and Nominating Committee assists the Board in its oversight of:

•   identifying the requisite skills and characteristics to be found in individuals qualified to serve as members of the Board;

•   conducting inquiries into the background and qualifications of possible candidates for election to the Board;

•   recruiting of qualified candidates for membership on the Board;

•   recommending for selection by the Board (1) nominees for election to the Board and (2) the members and chair for each committee of the Board;

•   overseeing the corporate governance of the Company;

•   evaluating the performance of the committee and its charter on an annual basis;

•   Evaluating the performance of the Board, each other committee, and each director;

•   handling such other matters that are specifically delegated to the committee by the Board from time to time.

Current committee members John Heinrich (Chair) William McCall Samuel O’Rear Anthony Petrelli	Current committee members William McCall Samuel O’Rear (Chair)	Current committee members John Heinrich William McCall (Chair) Samuel O’Rear
Meetings in 2021 4	Meetings in 2021 2	Meetings in 2021 1

Each member of each committee is independent under the rules of Nasdaq. The Board has adopted written charters for each of its standing committees. These charters may be viewed on the Investor Relations section of our website at www.sensushealthcare.com.

Director Compensation

Directors’ Fees

We pay a $15,000 quarterly fee to each of our non-employee directors. From time to time, we also grant equity compensation to each of our non-employee directors. Additionally, we reimburse each director for all reasonable expenses incurred in connection with serving on our Board.

2021 Director Compensation Table

The following table sets forth a summary of the 2021 compensation we paid to our directors, other than Mr. Sardano (who is an executive officer):

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
John Heinrich	60,000	38,400	—	—	98,400
William McCall	60,000	38,400	—	—	98,400
Samuel O’Rear	60,000	38,400	—	—	98,400
Anthony Petrelli	60,000	38,400	—	—	98,400
Megan Cornish	60,000	38,400	—	—	98,400

____________

(1)      The amounts in this column reflect the grant date fair value of restricted stock awards. The assumptions used to determine the grant date fair value of awards listed in this column are set forth in Note 9 to the Financial Statements included in our 2021 Annual Report on Form 10-K that accompanies this Proxy

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and any persons who own more than 10% of our common stock to file reports with the SEC with respect to their ownership of our stock. Directors, executive officers, and persons owning more than 10% of our common stock are required to furnish the Company with copies of all Section 16(a) reports they file.

Delinquent Section 16(a) Reports

Based solely upon a review of the copies of the reports filed under Section 16(a) and furnished to us, written representations from reporting persons after inquiry, and reports filed by us on the reporting person’s behalf, we believe that all filing requirements under Section 16(a) applicable to our executive officers and directors were complied with during 2021, except:

•        A late Form 4 was filed on April 27, 2021 for each of Javier Rampolla and Nicolas Soro to reflect the February 9, 2021 withholding of shares in respect of taxes on the vesting of equity awards.

•        A late Form 4 was filed on December 16, 2021 to report the sale of shares by Joseph Sardano on December 13, 2021.

•        A late Form 4 was filed on December 16, 2021 to report the sale of shares by Stephen Cohen, a former executive officer, on December 13, 2021.

•        A late Form 4 was filed on March 8, 2022 to report the withholding of shares on July 21, 2021 and February 1, 2022 in respect of taxes on the vesting of equity awards.

•        A late Form 4 was filed on March 10, 2022 to report the February 3, 2022 withholding of shares in respect of taxes on the vesting of equity awards.

Certain Relationships and Related Party Transactions

We have adopted a written policy on transactions with related persons. Under SEC rules, a related person is an officer, director, nominee for director or beneficial owner of more than 5% of any class of our voting securities (our 5% Security Holders) or an immediate family member of any of the foregoing. Pursuant to our related party transaction written policy and our Code of Ethics and Business Conduct, directors (including director nominees), executive officers and employees are required to report any transactions or circumstances that may create or appear to create a conflict between the personal interests of the individual and our interests, regardless of the amount involved.

The Audit Committee of the Board is responsible for evaluating each related party transaction and making a determination as to whether the transaction at issue is fair, reasonable and within our policy and whether it should be approved or ratified. In reviewing related party transactions, our Audit Committee considers the relevant facts and circumstances to decide whether to approve such transactions. Our Audit Committee approves only those transactions that it determines are in our best interest. In particular, our policy on related party transactions requires our Audit Committee to consider, among other factors it deems appropriate:

•        whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; and

•        the extent of the related party’s interest in the transaction.

Pursuant to our policy on related party transactions, our Audit Committee has identified the following categories of transactions as deemed to be preapproved by the Audit Committee:

•        our employment of any executive officer or compensation paid by us to any executive officer if, among other conditions, our Compensation Committee has approved (or recommended that our Board approve) such compensation;

•        any compensation paid to a director if the compensation is required to be reported in our proxy statement under the SEC’s compensation disclosure rules;

•        any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years;

•        any charitable contribution, grant or endowment made by us to a charitable organization, foundation or university with which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years;

•        any transaction where the related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis; and

•        any transaction involving a related person where the rates or charges involved are determined by competitive bids.

In addition, our Code of Ethics and Business Conduct requires that our employees and directors inform our corporate counsel or the Audit Committee of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest. Further, at least annually, each director and executive officer completes a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a director or a related person has a direct or indirect material interest.

Other than compensation agreements and other arrangements which are described in this Proxy Statement and the relationships described below, since January 1, 2021, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 (our current threshold for reporting related party transactions) and in which any related person had or will have a direct or indirect material interest.

Relationship of Certain Employees

Michael Sardano, the son of our Chairman and Chief Executive Officer, Joseph C. Sardano, is employed as our President, General Counsel and Corporate Secretary. In 2021, Michael Sardano’s total compensation (excluding benefits generally available to all employees) was approximately $398,000, including equity compensation totaling approximately $154,000. His compensation was determined in accordance with our standard employment and compensation practices applicable to employees with similar responsibilities and positions.

Executive Officers

The names, ages, and current positions of our executive officers as of the record date are listed in the table below. Joseph C. Sardano is also a director. His biography is presented in the section entitled “Continuing Directors”, above. Executive officers are elected annually by the Board at its meeting following the Annual Meeting of Stockholders to serve one-year terms and until their successors are elected and qualified. Joseph C. Sardano is the father of Michael Sardano., but otherwise there are no other familial relationships among the executive officers nor is there any agreement or understanding between any officer and any other person pursuant to which the officer was elected.

Name	Position	Age
Joseph C. Sardano	Chief Executive Officer and Chairman	69
Michael Sardano	President, General Counsel and Corporate Secretary	34
Javier Rampolla	Chief Financial Officer	50
Nicolas Soro	Chief Operating Officer	37
Yonatan Vainer	Chief Technology Officer	35

Michael Sardano.    Mr. Sardano has served as our President, General Counsel and Corporate Secretary since February 2022. Prior to that, Mr. Sardano served as our Vice President and General Counsel from January 2019 to February 2022, our General Counsel/Director of Governance and Regulatory from January 2017 to December 2018, our Corporate Counsel/Director of Governance and Regulatory from January 2016 to December 2016, and our Corporate Counsel and QARA Manager from August 2013 to December 2015. Mr. Sardano worked as a legal intern for the Office of Appeals for the Massachusetts Department of Revenue from August 2012 to April 2013 and as a United States Senate Intern for the Committee on Rules and Administration in the office of Senator Lamar Alexander from May 2012 to August 2012. Mr. Sardano holds a Juris Doctor from New England Law-Boston and a Bachelor of Science degree in Management and Finance from Bentley University.

Javier Rampolla.    Mr. Rampolla was elected to his current position in January 2020, having served as our Director of Accounting and Reporting from 2015. He has more than 20 years of financial experience, holding positions of increasing responsibility at a number of public and private companies. He also played an important role in managing our initial public offering in June 2016 and assisted us in adopting and implementing new U.S. GAAP guidelines for revenue recognition and leases. Mr. Rampolla’s experience prior to joining us includes three years as the assistant controller for Latin America at Stanley Black & Decker, a Fortune 500 American manufacturer of industrial tools and household hardware and provider of security products and locks, where he was responsible for, among other things, implementing Sarbanes-Oxley financial controls. Mr. Rampolla has a B.A. in accounting from the University of Massachusetts in Boston.

Nicolas Soro.    Mr. Soro was elected Chief Operating Officer in January 2020. He previously served as our Director of Regulatory Affairs and Quality Assurance from 2016. In this capacity, he participated in the development of new devices, including assisting us in obtaining multiple 510(k) clearances from the U.S. Food and Drug Administration, including for Sculptura, the SRT-100+, and the software for the treatment planning system for Sculptura. Prior to joining us, Mr. Soro was Director of Regulatory Affairs and Quality Assurance at DemeTECH Corporation, a world-renowned leader in surgical sutures, mesh and bone wax, from 2011 to 2016. Mr. Soro has a B.S. in applied economics from Florida State University in Tallahassee and has completed coursework in information technology at Florida International University in Miami.

Yonatan Vainer.    Mr. Vainer has served as our Chief Technology Officer since January 2021. Prior to that, Mr. Vainer worked as our Software Engineering team leader, initially as a contractor and then as an employee from 2018 to 2020. Mr. Vainer has managed our Israeli operations since mid-2020. In this capacity, he participated in the development of new devices, including Sculptura, Smart Lasers, and the Sentinel platform that connects the SRT-100 Vision and SRT-100 Plus to the Cloud. He also assisted us in obtaining 510(k) clearance from the U.S. Food and Drug Administration for the treatment planning system of Sculptura. Prior to working with us, Mr. Vainer was a Software Developer for Connecteam and Como. Mr. Vainer attended The School of Computer Science in Tel Aviv University, Israel.

Executive Compensation

Introduction

We are a “smaller reporting company”. As such, under SEC rules, we are not required to include a Compensation Discussion and Analysis section in this Proxy Statement and have elected to comply with other reduced compensation disclosure requirements as permitted under SEC rules. For 2021, our named executive officers, or NEOs, were:

•        Joseph C. Sardano, who was our founder and has served as our Chief Executive Officer and a member of our Board, since our inception in 2010;

•        Michael Sardano, who served as our Vice President and General Counsel throughout 2021; and

•        Stephen Cohen, who served as our Executive Vice President, Strategic Initiatives and Dermatology Sales from our inception in 2010 until his retirement in 2022.

The objective of our compensation program is to provide a total compensation package to each named executive officer that will enable us to attract, motivate and retain outstanding individuals, reward named executive officers for performance and align the financial interests of each named executive officer with the interests of our stockholders to encourage each named executive officer to contribute to our long-term performance and success.

The compensation program for our named executive officers consists of the following elements: base salary; performance-based discretionary cash bonus; equity-based incentive compensation; and severance and change-in-control benefits.

Our Compensation Committee, with input from the Board, determines the compensation for our named executive officers, subject where applicable to any employment agreements.

Base Salary

We pay base salaries to attract, recruit and retain qualified employees. In 2021, the base salary of each of the named executive officers, pursuant to their respective employment agreements, was as follows: Mr. J. Sardano — $375,000, Mr. M. Sardano — $190,000, and Mr. Cohen — $250,000.

Performance-Based Cash Bonus Compensation

Our executive compensation program for our NEOs includes an annual performance-based discretionary cash bonus. Our Board approves the terms and conditions of these awards on an annual basis. We have maintained, and intend to continue, an annual performance-based cash bonus program for the named executive officers that do not receive sales commissions.

Equity Incentive Compensation

In 2017, we adopted, and our stockholders approved, our broad-based 2017 Equity Incentive Plan under which we can award various forms of equity-based incentive compensation, including incentive and nonqualified stock options, stock appreciation rights, restricted stock awards, performance shares and phantom stock, and awards consisting of combinations of such incentive awards.

Benefits and Perquisites

We offer health and welfare benefits and life insurance to our named executive officers on the same basis that these benefits are offered to our other eligible employees, except that we pay the employee contribution toward the cost of health insurance for our named executive officers. We offer a 401(k) plan to all eligible employees. In addition, each NEO receives a non-accountable monthly car allowance.

Compensation Committee Process and Procedures

The Compensation Committee uses its business judgment and other resources it deems appropriate in executing its duties, including establishing our compensation philosophy and policies, overseeing the implementation of executive officer and non-employee director compensation programs and overseeing disclosures regarding compensation in our SEC filings. In executing its duties, the Compensation Committee considers many factors, including market comparisons using data derived from third party resources, competitive considerations, executive expectations and executive performance. As of the date of this Proxy Statement, the Compensation Committee has not delegated any of its responsibilities to other parties.

The Compensation Committee reviews and recommends to our Board for determination the compensation of our Chief Executive Officer. In addition, Mr. Sardano separately submits recommendations to the Compensation Committee regarding all other executive officers for use by the Compensation Committee in making recommendations to the Board concerning their base salary and incentive compensation. An executive officer may not be present at a meeting of the Compensation Committee where that executive officer’s compensation is being discussed.

The Compensation Committee did not engage any compensation consultants in 2021.

Summary Compensation Table

The following summary compensation table shows compensation information for our principal executive officer and our two most highly compensated executive officers as of December 31, 2021. We refer to each of the individuals named in the table below as “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Nonequity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Joseph C. Sardano	2021	375,000	200,000	—	—	55,451	630,451
Chief Executive Officer	2020	375,000	80,000	—	—	55,006	510,006

Michael Sardano	2021	190,000	55,000	153,600	—	28,373	426,973
Vice President & General Counsel	2020	190,000	45,000	—	—	26,072	261,072

Stephen Cohen	2021	372,250	—	—	—	37,132	409,382
Executive VP, Strategic Initiatives and Dermatology Sales	2020	402,000	—	—	—	33,737	435,737

____________

(1)      The amounts in this column reflect the grant date fair value of restricted stock awards and stock options in the years indicated. The assumptions used to determine the grant date fair value of awards listed in this column are set forth in Note 9 to our Financial Statements included in our 2021 Annual Report on Form 10-K that accompanies this Proxy Statement. The amounts in this column do not reflect the value of shares actually received or which may be received in the future with respect to such awards.

(2)      All other compensation includes the following:

Name		Life Insurance ($)	Health Insurance ($)	401(k) Match, HSA Contribution ($)	Car Allowance ($)
Mr. Joseph Sardano	2021	13,803	18,104	8,550	12,994
	2020	13,803	19,809	8,400	12,994

Mr. Michael Sardano	2021	—	7,439	7,868	13,066
	2020	—	6,990	6,088	12,994

Mr. Stephen Cohen	2021	—	24,138	—	12,994
	2020	—	20,743	—	12,994

We previously entered into written employment agreements with Messrs. J. Sardano, M. Sardano, and Cohen. The following is a summary of the material terms of these agreements.

Mr. Joseph Sardano’s Employment Agreement

We entered into an employment agreement with Mr. Sardano with an effective date of February 8, 2016. The initial base salary set forth in the agreement was $300,000, which may be increased from time to time (but never decreased) pursuant to the determination of our Compensation Committee. Under his employment agreement, Mr. Sardano serves as our Chief Executive Officer. His agreement provided for an initial term ending December 31, 2020; however, the agreement provides for continuously renewing one-year periods thereafter unless either he or we provide written notice of the intent not to renew the agreement for a new term at least six months in advance of the end of the initial term or any one-year renewal term. The term of his agreement automatically renewed for one year on December 31, 2021.

In addition to his salary, Mr. Sardano is entitled to participate in our incentive compensation programs. Mr. Sardano is entitled to an annual cash incentive bonus based on a plan established by our Compensation Committee. Mr. Sardano’s target annual bonus must be at least $100,000, which may be increased from time to time (but never decreased) pursuant to the determination of our Compensation Committee. Mr. Sardano is also eligible to participate in and receive equity compensation or other long-term incentive compensation as may be granted by our Compensation Committee pursuant to a plan that the Compensation Committee may adopt from time to time. For Mr. Sardano, any annual cycle equity awards will be determined at the discretion of our Compensation Committee; however, his agreement requires that the Compensation Committee base their decision on a basis at least as favorable as the basis for making grants to other senior executive officers of the Company.

Mr. Sardano is entitled to certain severance benefits if his employment is terminated upon his death or Disability, change-in-control, without cause (as defined in the agreement) or if he resigns within 120 days after the occurrence of any of the following (“Good Reason”): (a) reduction by us of his base salary or target bonus; (b) material reduction, other than during any period of illness or incapacity, of his authority, responsibilities, or duties such that he no longer has the title of, or serves or functions as Chief Executive Officer, (c) failure of our Board to nominate him for election as a member of the Board or failure to be re-elected to our Board (other than due to legal or exchange requirements that would prohibit him from serving on our Board); (d) relocation of principal place of employment more than 50 miles from our current principal executive offices; (e) our failure to obtain the written assumption of our obligations under the employment agreement by a successor; (f) our failure to renew the employment agreement (not as a result of death, Disability, or for cause); or (g) any other material breach of his employment agreement by us, including termination of Mr. Sardano for any other reason that is not a “for cause” termination. For the severance benefits to which he may be entitled, please see the section entitled “Severance benefits under employment agreements.”

Mr. Sardano is entitled to participate in all of the employee benefit programs and perquisites generally available to our senior executive officers. The agreement contains customary business expense reimbursement, indemnification, confidentiality, non-compete and non-solicitation provisions.

Mr. Michael Sardano’s Employment Agreement

We entered into an employment agreement with Mr. Sardano with an effective date of April 1, 2018. The initial base salary set forth in the agreement was $145,000, which may be increased from time to time (but never decreased) pursuant to the determination of our Compensation Committee. Under his employment agreement, Mr. Sardano served as a Vice President and General Counsel throughout 2021 and was elected our President in February 2022. His agreement provided for an initial term ending December 31, 2020; however, the agreement provides for continuously renewing one-year periods thereafter unless either he or we provide written notice of the intent not to renew the agreement for a new term at least six months in advance of the end of the initial term or any one-year renewal term. The term of his agreement automatically renewed for one year on December 31, 2021.

In addition to his salary, Mr. Sardano is entitled to participate in our incentive compensation programs. Mr. Sardano is entitled to an annual cash incentive bonus based on a plan established by our Compensation Committee. Mr. Sardano’s target annual bonus must be at least $30,000, which may be increased from time to time (but never decreased) pursuant to the determination of our Compensation Committee. Mr. Sardano is also eligible to participate in and receive equity compensation or other long-term incentive compensation as may be granted by our Compensation Committee pursuant to a plan that the Compensation Committee may adopt from time to time. For Mr. Sardano, any annual cycle equity awards will be determined at the discretion of our Compensation Committee.

Mr. Sardano is entitled to certain severance benefits if his employment is terminated upon his death or Disability, change-in-control, without cause (as defined in the agreement) or if he resigns within 120 days after the occurrence of any of the following (“Good Reason”): (a) reduction by us of his base salary or target bonus; (b) material reduction, other than during any period of illness or incapacity, of his authority, responsibilities, or duties such that he no longer has the title of, or serves or functions as General Counsel and Director of Regulatory and Governance; (c) relocation of principal place of employment more than 50 miles from our current principal executive offices; (d) our failure to obtain the written assumption of our obligations under the employment agreement by a successor; or (e) any other material breach of his employment agreement by us, including termination of Mr. Sardano for any other reason that is not a “for cause” termination. For the severance benefits to which he may be entitled, please see the section entitled “Severance benefits under employment agreements.”

Mr. Sardano is entitled to participate in all of the employee benefit programs and perquisites generally available to our senior executive officers. The agreement contains customary business expense reimbursement, indemnification, confidentiality, non-compete and non-solicitation provisions.

Mr. Cohen’s Employment Agreement

We entered into an employment agreement with Mr. Cohen with an effective date of February 8, 2016. The initial base salary set forth in the agreement was $175,000, which could be increased (but never decreased) from time to time pursuant to the determination of our Compensation Committee. Under his employment agreement, Mr. Cohen served as our Executive Vice President, Strategic Initiations and Dermatology. His agreement provided for an initial term ending December 31, 2020; however, the agreement provided for continuously renewing one-year periods thereafter unless either he or we provided written notice of the intent not to renew the agreement for a new term at least six months in advance of the end of the initial term or any one-year renewal term. The term of his agreement automatically renewed for one year on December 31, 2021.

In addition to his salary, Mr. Cohen was entitled to participate in the Company’s annual commission plan established year by the Compensation Committee. Mr. Cohen was also eligible to participate in and receive equity compensation or other long-term incentive compensation as may have been granted by our Compensation Committee pursuant to a plan that the Compensation Committee may have adopted from time to time.

Mr. Cohen was entitled to certain severance benefits if his employment was terminated upon his death or Disability, change-in-control, without cause (as defined in the agreement) or if he resigned within 120 days after the occurrence of any of the following: (a) reduction by us of his base salary; (b) material reduction, other than during any period of illness or incapacity, of his authority, responsibilities, or duties such that he no longer has the title of, or serves or functions as Executive Vice President, Strategic Initiations and Dermatology, (c) relocation of principal place of employment more than 50 miles from our current principal executive offices; (d) our failure to obtain the written assumption of our obligations under the employment agreement by a successor; (e) our failure to renew the employment agreement (not as a result of death, Disability, or for cause); or (f) any other material breach of his employment agreement by us, including termination of Mr. Cohen for any other reason that is not a “for cause” termination. For the severance benefits to which he was entitled, please see the section entitled “Severance benefits under employment agreements.”

Mr. Cohen was entitled to participate in all of the employee benefit programs and perquisites generally available to our senior executive officers. The agreement contained customary business expense reimbursement, indemnification, confidentiality, non-compete and non-solicitation provisions.

Severance Benefits Under Employment Agreements

We have agreed to pay severance benefits to our named executive officers in the event of their termination by us under certain circumstances as follows:

In connection with a change in control.    In the event that the employment of Mr. Joseph Sardano or Mr. Michael Sardano terminates without cause or due to a resignation for Good Reason in connection with a change in control, the executive is entitled to receive any salary earned but unpaid prior to termination, any business expenses that were incurred but not reimbursed as of the date of termination, a separation allowance, payable in equal installments over a 12-month period, equal to two times the sum of (x) the executive’s then base salary and (y) the executive’s then target bonus, if termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus, the ability to participate (through COBRA or otherwise), on the same terms and conditions as in effect for the executive immediately prior to termination, in the medical, dental, disability, and life insurance programs until the earlier of (i) expiration of a 24-month period or (ii) such time the executive is covered by the benefits of a subsequent employer. In addition, all of the executive’s then-outstanding equity awards, if any, shall vest in full immediately upon termination.

Termination without cause or resignation for Good Reason.    In the event that the employment of Mr. Joseph Sardano or Mr. Michael Sardano terminates without cause or due to a resignation for Good Reason (other than in connection with a change in control), the executive is entitled to receive any salary earned but unpaid prior to termination, any business expenses that were incurred but not reimbursed as of the date of termination, a separation allowance, payable in equal installments over a 12-month period, equal to one times the sum of (x) the executive’s then base salary and (y) the executive’s then target bonus, if termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus, the ability to participate (through COBRA or otherwise), on the same terms and conditions as in effect for the executive immediately prior to termination, in the medical, dental, disability, and life insurance programs until the earlier of (i) expiration of a 12-month period or (ii) such time the executive is covered by the benefits of a subsequent employer. In addition, all of the executive’s then-outstanding equity awards, if any, shall vest in full immediately upon termination.

Termination due to death or disability.    In the event of that the employment of Mr. Joseph Sardano or Mr. Michael Sardano terminates due to death or Disability, the executive is entitled to receive any salary earned but unpaid prior to termination, any business expenses that were incurred but not reimbursed as of the date of termination, any earned benefits to which executive was entitled as of the date of termination pursuant to the terms of any compensation or benefit plans to the extent permitted by such plans, any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the date of termination, and, if termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus.

For voluntary resignation without Good Reason.    In the event that any of Mr. Joseph Sardano or Mr. Michael Sardano voluntarily terminates his employment for any reason other than Good Reason, no further payments are due, except that the executive will be entitled to any salary earned but unpaid prior to termination, any benefits accrued prior to termination and any business expenses that were incurred but not reimbursed as of the date of termination.

Termination for Cause.    In the event that we terminate Mr. Joseph Sardano or Mr. Michael Sardano for cause, no further payments are due, except that the executive will be entitled to any salary earned but unpaid prior to termination and any business expenses that were incurred but not reimbursed as of the date of termination.

The above provisions also applied to Mr. Cohen prior to his retirement in 2022.

Accelerated Vesting of Stock Awards

Pursuant to our 2017 Equity Incentive Plan (and its predecessor the 2016 Equity Incentive Plan), (i) awards will fully become fully exercisable or vest as of the time of a Change in Control (as such term is defined in our plan).

Outstanding Equity Awards at Fiscal Year-End 2021

The following table provides information, for our named executive officers, on unvested option and stock awards and other equity plan awards at the end of 2021.

		Option Awards			Stock Awards
Name	Grant Date	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares of stock that have not vested (#)	Market value of shares of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares (#)	Equity incentive plan awards: market or payout value of unearned shares ($)
Joseph Sardano	—	—	—	—	—	—	—	—
Michael Sardano	1/25/2018	5,000	$5.55	1/25/2028	30,000	7.22	—	—
Stephen Cohen	—	—	—	—	—	—	—	—

Proposal 2 —
Advisory Vote on Executive Compensation

We are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers, as discussed above in the section entitled “Executive Compensation”. We have designed our executive compensation to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and to increase long-term stockholder value. We believe that our executive compensation program is designed to reward results relevant to our short-term and long-term success based on both corporate and individual performance.

We are asking our stockholders to vote on the following advisory resolution for our named executive officer compensation as described in this Proxy Statement.

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in the Company’s 2022 Proxy Statement, including the compensation tables and narrative discussion therein, is hereby APPROVED.”

This proposal, commonly known as a “say-on-pay” proposal, gives you, as a stockholder, the opportunity to express your views on our executive compensation policies for our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the framework, policies, and procedures described in this Proxy Statement.

Because this is an advisory vote, it will not be binding upon the Company. However, the Compensation Committee will take into account the outcome of the vote in connection with its regular evaluations of our executive compensation program and in establishing our named executive officers’ compensation.

The Board unanimously recommends a vote “FOR” the Executive Compensation set forth in this Proxy Statement.

Proposal 3 —
Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

In addition to the advisory vote on executive compensation, we are also seeking a determination from our stockholders as to their preference for having a “say-on-pay” vote every one, two, or three years. This non-binding “frequency” vote is required at least once every six years pursuant to Section 14A of the Securities Exchange Act of 1934.

Our compensation program objectives include establishing and supporting a performance-driven culture and motivating executives to deliver strong business results. Accordingly, we believe that a vote every three years would provide our stockholders with time to evaluate the effectiveness of our executive compensation philosophy as it relates to our performance.

As a result, after careful consideration, our Board has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for the Company and therefore our board recommends that you vote for a three-year interval for the advisory vote on executive compensation. We are asking our stockholders to vote on the following advisory resolution:

“RESOLVED, that the frequency of every three years for stockholders to approve the compensation paid to the company’s named executive officers is hereby APPROVED.”

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, the option that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory, it will not be binding on the Company. However, the Compensation Committee will take into account the outcome of the vote and in establishing the frequency of the stockholder vote on our executives’ compensation.

The Board unanimously recommends a vote “FOR” holding an advisory vote on executive compensation every three years.

Audit Committee Matters

Report of the Audit Committee

The Audit Committee, which operates under a written charter adopted by the Board, monitors the Company’s financial reporting process on behalf of the Board. This report reviews the actions taken by the Audit Committee with regard to the Company’s financial reporting process during 2021 and particularly with regard to the Company’s audited financial statements as of December 31, 2021 and 2020, and the related statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2021.

The Audit Committee believes that it has taken the actions necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with Marcum LLP the firm’s judgments as to the quality (rather than just the acceptability) of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee in accordance with the Public Company Accounting Oversight Board standards. In addition, the Audit Committee discussed with Marcum LLP, the firm’s independence from management and the Company, including the written disclosures, letter, and other matters required of Marcum LLP by the Public Company Accounting Oversight Board.

Additionally, the Audit Committee discussed with the Company’s independent auditors the overall scope and plan for their respective audits. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.

2021 Audit Committee:

John Heinrich, Chairman

William McCall

Samuel O’Rear

Anthony Petrelli

Audit Fees and Related Matters

Audit and Nonaudit Fees

The following table presents fees for professional audit services rendered by Marcum LLP for the audit of our annual financial statements and other professional services provided for the years ended December 31, 2021 and 2020.

Type of Fees	2021	2020
Audit Fees(1)	$163,770	$109,695
Audit-Related Fees	N/A	N/A
Tax Fees	N/A	N/A
All Other Fees	—	—
Total	$163,770	$109,695

____________

(1)      Audit fees for 2021 and 2020 consisted of professional services rendered for the annual audit of our financial statements and review of financial statements included in our quarterly reports.

Policy on Audit Committee Preapproval of Services of Independent Auditor

The Audit Committee of the Board specifically pre-approves all audit and non-audit services provided by our independent auditor. All audit, audit-related, tax and all other services provided by Marcum LLP to us in 2021 were approved by the Audit Committee by means of specific pre-approvals. The Audit Committee has determined that all nonaudit services provided by Marcum LLP in 2021 were compatible with maintaining its independence in the conduct of its auditing functions.

Proposal 4 —
Ratification of Appointment of Independent
Registered Public Accounting Firm

Our Audit Committee has appointed the accounting firm of Marcum LLP to serve as our independent public accounting firm for the fiscal year ending December 31, 2022. A proposal to ratify that appointment will be presented at the Annual Meeting. Representatives of Marcum LLP are expected to be present at the Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the appointment of Marcum LLP as our independent public accounting firm is not required by our Bylaws or other applicable legal requirement. However, the Board is submitting the appointment of Marcum LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and our stockholders’ best interests.

The Board unanimously recommends a vote “FOR” the ratification of our appointment of Marcum LLP as our independent public accounting firm for the current fiscal year.

Security Ownership of
Certain Beneficial Owners and Management

The following table sets forth information as of April 12, 2022 regarding the beneficial ownership of our common stock by: each person or group known by us to beneficially own more than 5% of our outstanding shares of common stock; each of our named executive officers; each of our directors; and all of our current executive officers and directors as a group. The percentage of beneficial ownership is based on 16,677,548 shares of common stock outstanding.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities or has the right to acquire such powers within 60 days. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the beneficial owner.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned
5% Stockholders
Edwin L. Solot, Jr.(2)	1,115,109	6.7%
Named executive officers and directors
Stephen Cohen(3)	670,585	4.0%
Joseph C. Sardano	1,330,293	8.0%
John Heinrich	10,000	*
William McCall(4)	355,000	2.1%
Anthony Petrelli(5)	36,466	*
Samuel O’Rear	163,570	1.0%
Michael J. Sardano(6)	73,454	*
Javier Rampolla(7)	52,791	*
Nicolas Soro(8)	18,546	*
Megan Cornish	12,000	*
Yonatan Vainer(9)	5,000	*
All Directors and Executive Officers as a Group (11 Persons)	2,727,705	16.36%

____________

*        Represents less than 1% of our outstanding common stock.

(1)      The address of each such person (other than Mr. Solot, as discuss in Note 2 below) is c/o Sensus Healthcare, Inc., 851 Broken Sound Pkwy. NW #215, Boca Raton, Florida 33487.

(2)      Based upon a Schedule 13G/A filed by Mr. Solot with the SEC on February 7, 2022, reporting his ownership as of December 31, 2021. The Schedule 13G/A states that Mr. Solot’s address is 10940 Wilshire Boulevard, Suite 1600 PMG #874, Los Angeles, CA 90024. The information in this note is based solely upon such Schedule 13G/A.

(3)      Reporting person shares voting power with his spouse.

(4)      Includes 345,000 shares of common stock held by Investors Capital Alliance, LLC, for which Mr. McCall serves as managing partner and over which the reporting person has shared voting and dispositive power. Includes 10,000 shares of common stock over which the reporting person has shared voting power.

(5)      Includes 12,013 shares of common stock owned jointly with his spouse.

(6)      Includes 30,000 shares of restricted stock awards, which will vest in three equal annual installments on July 21, 2022, July 21, 2023, and July 21, 2024.

(7)      Includes 2,500 shares of restricted stock awards, which will vest in two equal annual installments on February 1, 2023, and February 1, 2024, and 30,000 shares of restricted stock awards, which will vest in three equal annual installments on July 21, 2022, July 21, 2023, and July 21, 2024.

(8)      Includes 5,000 shares of restricted stock awards, which will vest in two equal annual installments on February 1, 2023, and February 1, 2024.

(9)      Includes 2,500 shares of restricted stock awards, which will vest in two equal annual installments on February 1, 2023, and February 1, 2024.

General Information About Our Meeting

Treatment of Voting Instructions

If you provide specific voting instructions, your shares will be voted as instructed.

If you hold shares as the stockholder of record and return a proxy without giving specific voting instructions, then your shares will be voted FOR of each of the nominees for election to the Board, as set forth in Proposal 1, FOR the advisory vote on executive compensation detailed, as set forth in Proposal 2, FOR holding future advisory votes on executive compensation every three years, as set forth in Proposal 3, and FOR the ratification of the appointment of our independent registered public accounting firm, as set forth in Proposal 4.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, and you do not give instructions to that nominee on how you want your shares voted, then generally your nominee can vote your shares on certain “routine” matters. At the Annual Meeting, only Proposal 4 is considered “routine”, which means that your broker, trustee, or other nominee can vote your shares on Proposal 4 if you do not timely provide instructions to vote your shares. If you do not give a proxy to vote your shares, your broker, trustee, or other nominee may either:

•        vote your shares on “routine” matters, or

•        leave your shares unvoted.

If your broker, trustee, or other nominee that is entitled to vote your shares leaves those shares unvoted, it is called a “broker non-vote.” A “broker non-vote” will be treated as unvoted for purposes of determining approval for the proposal and will have the effect of neither a vote for nor a vote against the proposal. If you are the beneficial owner of shares held through a broker, trustee, or other nominee, and that nominee does not have discretion to vote your shares on a particular proposal and you do not give your broker instructions on how to vote your shares, then the votes will be considered broker non-votes.

You may have granted to your broker, trustee, or other nominee discretionary voting authority over your account. Your broker, trustee, or other nominee may be able to vote your shares depending on the terms of the agreement you have with your broker, trustee, or other nominee.

We have designated two of our officers, Javier Rampolla and Michael Sardano, as proxies for the 2022 Annual Meeting. These persons will have the authority to vote the proxies granted by our stockholders and will also have authority to vote, in their discretion, to the extent permitted by applicable law, on such other business as may properly come before the Annual Meeting and any postponement or adjournment. The Board is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting to permit us to solicit additional proxies in favor of any proposal, the persons named as proxies will vote on such matter in their own discretion.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting a duly executed proxy bearing a later date, or (iii) appearing in person and voting at the Annual Meeting.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you have already provided to your broker, trustee, or other nominee.

Costs of Proxy Solicitation

Proxies will be solicited from our stockholders by mail. We will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. We may employ a proxy solicitation firm to solicit proxies in connection with the Annual Meeting, and we estimate that the fee payable for such services would be less than $10,000. It is possible that our directors, officers and other employees may make further solicitations personally or by telephone, facsimile, mail, or email. Our directors, officers and other employees will receive no additional compensation for any such further solicitations.

Status as a “smaller reporting company”

We are a “smaller reporting company,” meaning that our outstanding common stock held by nonaffiliates had a value of less than $250 million at the end of our most recently completed second fiscal quarter. Thus, as a smaller reporting company, we will take advantage of certain reduced governance and disclosure requirements. In addition, as a smaller reporting company, we take advantage of our ability to provide certain other less comprehensive disclosures in this Proxy Statement, including providing simplified executive compensation disclosures.

Other Matters

Other Matters to Come Before the 2022 Meeting

The Company is not aware of any matters that are expected to come before the Meeting other than those referred to in this Proxy Statement. If any other matter should properly come before the Meeting, the proxies intend to vote in accordance with their best judgment.

Proposals for the 2023 Meeting

Director nominations and other proposals submitted under our Bylaws for inclusion in the Proxy Statement for the 2023 annual meeting must be received no earlier than February 3, 2023 and no later than March 3, 2023. Stockholder proposals submitted under our Bylaws must be submitted in writing to our Corporate Secretary at our principal offices and comply with the other requirements set forth in our Bylaws.

Stockholder proposals submitted under the SEC rules for inclusion in the Proxy Statement for the 2023 annual meeting must be received no later than December 31, 2022. Stockholder proposals submitted under the SEC rules must be submitted in writing to our Corporate Secretary at our principal offices and comply with the proxy rules.

To comply with the new SEC rules requiring the use of “universal” proxy cards in contested elections of directors, once such rules are effective, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than April 4, 2023.

Annual Report

We filed an annual report for the fiscal year ended December 31, 2021, on Form 10-K with the SEC. Stockholders may obtain, free of charge, a copy of our annual report on Form 10-K. Requests should be directed to our Corporate Secretary, Sensus Healthcare, Inc., 851 Broken Sound Parkway, NW #215, Boca Raton, FL 33487.

Stockholders Sharing the Same Address

We have adopted a procedure approved by the SEC known as “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice of Annual Meeting, Proxy Statement, and Annual Report, unless one or more of these stockholders notifies our transfer agent that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. If you wish to receive your own copy of these materials, you may contact our transfer agent, American Stock Transfer & Trust Company, in writing, by telephone, or on the Internet:

American Stock Transfer & Trust Company

59 Maiden Lane, Plaza Level

New York, NY 10038

(800) 937-5449 (U.S. and Canada)

(718) 921-8124 (International)

www.amstock.com

Stockholders who participate in householding will continue to receive separate proxy cards. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Notice of Annual Meeting, Proxy Statement, and Annual Report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each document for your household, please contact our transfer agent as indicated above. Beneficial owners can request information about householding from their banks, brokers, or other nominees.

SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 02, 2022 for shares held directly and by 11:59 P.M. ET on May 31, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 02, 2022 for shares held directly and by 11:59 P.M. ET on May 31, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 1a. John Heinrich 1b. Anthony Petrelli The Board of Directors recommends you vote FOR th following proposal: 2. To approve, on an advisory basis, the compensation of the Named Executive Officers. The Board of Directors recommends you vote for 3 YEARS for the following proposal: 3. To approve, on an advisory basis, the frequency of future advisory votes on executive compensation. Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] JOB Signature (Joint Owners) Date NOTE: In their sole discretion, the proxies may approve such other business as may properly come before the meeting or any adjournment and/or postponement of the meeting. The stockholder(s) acknowledge(s) receipt of the Notice of Annual Meeting and Proxy Statement. 4. To ratify the appointment of Marcum LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2022. The Board of Directors recommends you vote FOR th following proposal: For Against Abstain 1 year 2 years 3 years Yes No SENSUS HEALTHCARE, INC. 851 BROKEN SOUND PARKWAY NW, SUITE #215 BOCA RATON, FL 33487 ATTN: CORPORATE SECRETARY

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K and Notice & Proxy Statement are available at www.proxyvote.com SENSUS HEALTHCARE, INC. Annual Meeting of Stockholders June 3, 2022 9:00 AM EDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Javier Rampolla and Michael Sardano or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SENSUS HEALTHCARE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on June 3, 2022 at the Opal Grand Oceanfront Resort & Spa, 10 North Ocean Boulevard, Delray Beach, Florida 33483 and any adjournment or postponement thereof This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side 0000566101_2 R1.0.0.24